Exhibit 99.2
                                                                    ------------


                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                          Page 1









                             STAAR SURGICAL COMPANY
                            Moderator: Douglas Sherk
                                  March 3, 2004
                                   3:30 pm CT


Operator:           Good afternoon ladies and gentlemen and welcome to the STAAR
                    Surgical Fourth Quarter of 2003 Earnings Conference Call.

                    At this time all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the 0.

                    As a reminder, this conference is being recorded today, Wednesday, March 3rd of 2004.

                    I would now like to turn the conference over to Mr. Doug Sherk. Please go ahead sir.

Douglas Sherk:      Thank you operator and good afternoon everyone. This is Doug
                    Sherk with the EVC group. Thank you for joining us this afternoon for the STAAR Surgical Conference Call to review the financial results for the fourth quarter and full year that ended January 2, 2004.

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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                          Page 2



                    The news release reviewing the fourth quarter and full-year results crossed the wire this afternoon shortly after the market closed. If you haven't received a copy of the release and would like one, please call our office at (415) 896-6820 and we'll get one to you immediately.

                    Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. The replay will take effect approximately one hour after the call's conclusion and remain in effect through 11:59 pm Pacific Time on Friday, March 5th. The dial-in number to access the replay is (800) 405-2236 or for international callers (303)
                    590-3000. And both numbers need a passcode of 568126 pound sign.

                    This call is being broadcast live and an archived replay also available. To access the web cast go to STAAR's web site at www.staar.com. The web cast archive of the call will be available until the Company releases its first quarter of 2004 results sometime in late April.

                    Before we get started - during the course of this conference call the Company will make projections or other forward-looking statements regarding future events including statements about optimistic sales, the expected timing for submission of a formal request for a reaudit of its manufacturing facility, as well as the timing for an audit of the Nidau plant in Switzerland, the expected timing of the FDA approval for implantable contact lenses and the Company's beliefs about its revenues and net earnings for the full year ended December 31, 2004.

                    We wish to caution you that such statements are just predictions and involve results and uncertainties. Actual results may differ materially. Factors that may affect the actual results are detailed in the Company's filings with the SEC, including its most recent filing of the forms 10-Q and 10-K.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                          Page 3



                    In addition, the factors underlying the Company's forecasts are dynamic and subject to change and, therefore, the forecasts are to be assumed to be realistic only as of the date they are given. The Company doesn't undertake to update them; however, they may choose to do so from time to time and if they do so they will submit the updates to the investing public.

                    Now I would like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical Company.

David Bailey:       Thanks a lot, Doug, and welcome to the call.

                    As you're all well aware, we received the expedited FDA panel review for the VISIAN ICL mid-2003, which caused a huge additional workload for the entire organization at STAAR. This event alone made the fourth quarter very challenging for us coming as it did toward the end of what had been an eventful year for the Company.

                    During 2003, we have laid the foundations for our future entry into the U.S. basic refractive implant market. However, as we worked closely with the FDA following the successful panel recommendation, we have painfully discovered some shortcomings in our internal quality system which we are working diligently to address.

                    As we have discussed with you previously, these issues will need to be resolved before we can move to the next level of bringing our innovative technology to the market. This is obviously the key focus of current activity at STAAR.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                          Page 4



                    During the year we made significant progress on a number of strategic objectives. The exciting steps we took to further develop our VISIAN ICL, including the expedited review, should not be allowed to wholly overshadow some of the other operational milestones we have achieved this year.

                    During 2003,  for example,  we  strengthened  our ability to focus solely on running the Company by resolving all outstanding legacy litigation involving staff. We strengthened our financial position by paying down $2.9 million in debt and by collecting all the material outstanding loans due to the Company. We continue to push strong international sales growth with the ICL. We launched the world's first Preloaded IOL in Europe and we achieved seven consecutive quarters of improving gross margins.

                    The fourth quarter results were in line with what we'd communicated to you on January the 7th, with total product sales in quarter four of '03 of $12.75 million. We achieved $50.4 million in sales for the full year. The ICL and the Toric ICL continued to grow during 2003, with 31% revenue growth versus 2002.

                    We have seen a solid start to 2004, even without the benefit of new approvals and the confusion which arose in international markets as a result of the FDA warning letter.

                    We believe that in Europe we are beginning to see market share gains at the expense of both the PRL and the Artisan lens. This growth seems to be underpinned by the superiority of our VISIAN toric lens.

                    Our U.S. trials for the VISIAN Toric lens continue to progress well and we expect to achieve our target number of implants by the end of March or very early in April, depending upon patient scheduling. We now have 18 lenses implanted and the full 125 implants scheduled. We already have 35 patients with six months or more of follow-up in this study and we will use this data to support and further strengthen our submissions for approval of the VISIAN Toric lens in Canada and Korea.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                          Page 5



                    In the U.S., sales declined a disappointing 5% versus the fourth quarter of 2002. This decline was primarily due to our base Silicone business. Unlike Europe, where we are benefitting from sales of the superb new Preloaded Silicone IOL system, coming out of our Japanese joint venture, the U.S. has yet to benefit from the launch of this state-of-the-art system.

                    Although our specialty Collamer lens sales increased, this could not make up for the base silicon decline. It is clear we face continuing challenges with this part of our business.

                    Regarding AquaFlow, we had aimed to stop the decline we had seen in the first half of the year. However, we did not accomplish this objective and suffer the consequent year-on-year decline of 19%. We would need to increase our efforts in sales and marketing and explore some changes in the product in order to reverse this decline. As you will appreciate, this has taken a back seat to preparing the U.S. VISIAN launch, including our audit interaction with the FDA.

                    It is clear that for our U.S. cataract business to offset the Silicone decline, we need continued growth of our specialty lenses, the Collamer one piece and the Silicone Toric, along with the introduction of a Collamer three-piece lens with injector.

                    We have dedicated significant R&D resource to the resolution of this latter project and believe previously communicated timelines of a launch in early quarter three will be met. In the interim, we will use our increased sales capabilities and coverage to grow auxiliary cataract products such as our Viscoelastic and Phaco disposables.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                          Page 6



                    In our international cataract business, we're focused on the Preloaded, where interest is high and sales are building. Over the long term, as we carry out the technology transfer from our Japanese joint venture, the Preloaded will have a very positive impact on gross margins.

                    Our fourth quarter net loss per share was 19 cents and our pro forma net loss per share for the full year was 43 cents. Quarter four was impacted by the previously forecasted increase in spending for the U.S. sales and marketing. Approximately $1 million of the $1.5 million in total increase was directly related to the pending ICL approval and anticipated rollout.

                    The increased spending covered several initiatives including: the recruitment and training of application specialists to proctor physician training on the ICL; new hires included a dedicated refractive team that will be instrumental in the launch; and the appointment of a Director of Education to manage all of the training courses and the application specialists. We also created standardized training materials, didactic presentations, and course handout materials to be used for introducing surgeons to the surgical technique and the product. This department will be a crucial component of the VISIAN ICL launch in the U.S. market.

                    We also established a new direct geographic region in the U.S. that had not been targeted for some time. We added
                    seven  direct  reps  to  that  region   including  four  new
                    employees and three previously indirect reps who have now joined the Company as direct employees. The new reps are now trained, and combined with the experienced sales personnel from former indirect territory, we expect to see rapidly increasing presence in the newly expanded region.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                          Page 7



                    We are also active in developing marketing campaigns for our patented Collamer lens material, both for the IOL and also in anticipation of the introduction of the Collamer-based VISIAN ICL in the U.S. During the AAO meeting, we introduced our new Company logo as well as a new branding campaign that we believe will successfully link the branding of the Collamer IOL with the VISIAN ICL.

                    In addition, all of the marketing and patient education materials for the physician practice implementation packages that will promote the VISIAN ICL to patients post-launch have been created.

                    We believe we are well positioned to continue to gain the support of surgeons once the VISIAN ICL has been approved by the FDA. In addition, we're also beginning to provide some of these educational materials to the international markets where they have been well received.

                    Interest in the lens remains high. Through February 21, 2004, a total of 360 physicians have been trained in the VISIAN ICL technique. We expect to train an additional 380 physicians during 2004, bringing our year-end total to 740. Of these 740, 680 will require proctoring from the application specialists during their first procedures.

                    Demand continues to exceed our capacity for our courses. We will be able to increase the number of courses we offer once the device is approved. Until then, we are limited to offering mini-fellowships for our clinical trial sites using only enrolled study patients.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                          Page 8



                    Two weekends ago we had 26 physicians attend a live surgery with Dr. Stephen Slade where he went through the standardized didactic and the wet labs. Drs. Slade and Dulaney will be teaching a course in Phoenix this upcoming weekend with 47 physicians enrolled. When we get final FDA approval, we will expand the venues to accommodate larger numbers.

                    All of that said, I'd like to give you an update on the progress that we've made to resolve the compliance issues noted in the FDA's warning letter dated December 19. One significant factor which we've become aware of last week is an indication that the FDA will want to audit our manufacturing facility in Nidau, Switzerland, before final approval of the product. The last audit of the Nidau facility took place in 2002 and the FDA audits are usually carried out every two years. Although this is not yet been officially confirmed, we strongly believe that this will now need to take place during the next two months.

                    Working with the FDA both in LA and Washington has been very productive for STAAR and will leave our Company all the stronger in the long term. Extending FDA involvement in Nidau should not therefore be viewed negatively. It will however almost certainly extend the previous expectations for the approval timeline that we discussed with you in January. Even so, we do not believe that a later approval date will have a material impact on the rollout and the sales success with the product. As we have stated earlier, interest in the ICL is very high and the technology is here to stay.

                    Our clinical and end market results are outstanding and based on our interpretation of the recent Ophtec AMO panel meeting results, VISIAN is much superior to the nearest competition. Since our panel approval in October, we've gathered more patient data on four-year results from the U.S. clinical trials. And this data continues to reinforce both the safety and efficacy of the VISIAN ICL. We also expect to bring the VISIAN ICL Toric lens to the U.S. sometime next year. The long-term prospects for this overall market segment remain exceptionally healthy.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                          Page 9



                    Since we spoke with you on January the 7th, here's what we've accomplished towards our goal of implementing an action plan that fully satisfies both ourselves and the FDA. On February the 12th, we met with the local FDA district before submitting our first formal progress report to all departments, both central and local. The meeting lasted approximately one hour during which we reviewed our progress and gave our corrected action plan and updated them on the structural changes we were making within the organization to ensure more effective self regulation. The district confirmed that they would work with us to accommodate an expedited reaudit following an official request from the Company.

                    Concurrently, we began planning preaudits by external companies contracted by STAAR who specialize in these types of audits. The preaudit of Nidau, Switzerland facility took place during the week of February 23, and the Monrovia preaudit is taking place this week. Once both audits are successfully completed, any recommendations implemented and STAAR's Board of Directors is confident we have a fully-compliant Company, we will request reaudit by the FDA local office. The emphasis is on a successful reaudit in a timely manner rather than a premature reaudit.

                    At the same time we have also continued to hold productive discussions with the ODE regarding labeling, as well as our formal response that was submitted on January 14 to the issues raised during the clinical ICL audit. They confirmed we are still under expedited review.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                         Page 10



                    We've also made several internal organizational changes this year. We hired a new head of R&D who will report directly to myself. We have also appointed a new head of manufacturing who will be responsible for all production within our Southern California facilities. He will also report directly to me, as will the head of production in Nidau, Switzerland. We expect these changes to significantly strengthen our ability to assure quality manufacturing on a global scale and to maintain full future FDA compliance.

                    We upgraded our Complaints Departments in both Monrovia and Switzerland by adding additional clinical employees who will be responsible for handling the interaction with doctors. We believe that we are now properly recording all issues as required by the FDA.

                    We have also completed a root cause analysis of our Collamer single-piece lens as required by the FDA's warning letter to determine the origin of some of the complaints that we've received. This analysis indicated that of more than 160,000 implants, there were 26 complaints indicating a poor surgical refractive change but that this could be prevented by making a minor modification to surgical technique, indicating therefore that the complaints have nothing to do with our Collamer material per se. As a result, we may work with the FDA to supplement the labeling of this product. We do not expect to have, nor has there been any product returned to us as the result of this analysis and the letter that we wrote to customers.

                    As you can see from the above, our response to the warning letter has been broad based, far reaching and is ongoing. We took the decision to reorganize and in some instance strengthen certain key areas of the organization and we look forward to reporting our continued progress. Concurrently, we continue to build and fund the rest of the organization in anticipation of the launch of the VISIAN ICL in the U.S. market.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                         Page 11



                    Now I'd like to turn the call over the John for an overview of our financial performance.

John Bily:          Thank you David.

                    During the fourth quarter of 2003, the Company moved aggressively forward, preparing for the launch of VISIAN ICL in the U.S. market, working towards completion of the VISIAN Toric ICL clinical submission, increasing the investment in and organizational effectiveness of R&D and finalizing with the SEC and our external auditors the accounting treatment of loans to former officers and directors.

                    From a financial perspective, the fourth quarter has been a busy investment period for STAAR, encompassing many activities which Dave has previously summarized in his presentation. I'd like to briefly go over the financial results starting with net sales. I'll recap for Q4 and full year 2003.

                    Net sales for the fourth quarter were $12,753,000, or $402,000 or 3% below the prior year quarter of $13,156,000. Excluding the impact of currency, sales were $1.3 million or 10% below prior year quarter.

                    On a product-line basis, ICL sales increased 20%. Silicone IOL sales declined 30%. Toric IOL sales were flat. Collamer IOL sales increased 18%. STAARVisc sales increased 8% and AquaFlow sales declined 34%.

                    For the full year, net sales were $50.4 million, up 5.3% versus 2002. U.S. sales declined 2.5% and international sales increased 13.1%. Excluding the impact of currency, net sales were $1.1 million or 2.4% below prior year results.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                         Page 12



                    On a product-line basis, ICL sales grew 31% for the year. Silicone lens sales declined 19%. Toric IOL sales increased 3%. Collamer IOL sales increased 20%. STAARVisc sales increased 17% and AquaFlow sales declined 19%.

                    Gross profits for the fourth quarter were $7.2 million or 56.6% of sales. This compares with prior year gross profit of $6.7 million or 51.1%. The 5.5% gross margin improvement is due to reduced cost structures resulting from better yields, efficiencies, increased volume and better management of excess and obsolete inventory along with the reorganization of the phacoemulsification manufacturing and repair organization.

                    Gross profit margins have improved for seven consecutive quarters. Gross margins for the full year 2003 were 55.1% versus the prior year 49.7% or a 5.4% improvement. Gross profit for 2003 was $27.8 million, $4 million or a 17% improvement over 2003 results.

                    For the quarter, G&A expenses increased $341,000 or 16%. G&A expenses in the domestic entity were flat to prior year. International G&A increased due to accounts receivable reserves recorded in the quarter on distributor accounts with which we ceased doing business. Additionally, there was a network upgrade and installation in Nidau, Switzerland and exchange rate caused a modest increase.

                    G&A expenses for 2003 increased $384,000 or 4% over 2003. Again, domestic G&A is flat to prior year and the issues noted in the quarter with the accounts receivable reserves accounted for the full-year increase in G&A.

                    Promotion  sales  and  marketing   expenses  increased  $1.5
                    million or 16% over the fourth quarter of 2002. In the U.S., promotion sales and marketing increased $990,000, almost entirely due to prelaunch activities for the ICL including advertising agency fees, increased headcount and associated recruiting costs.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                         Page 13



                    In international, promotion, sales and marketing expenses increased $560,000 due to salary, trade show expenses and exchange rates. Exchange rates in international accounted for approximately half of that increase.

                    For the full year, promotion, sales and marketing increased $2.7 million or 16% over the prior year. In the U.S., promotion, sales and marketing increased $1.4 million for ICL prelaunch activities. As in the quarter, advertising agency fees, headcount and associated recruiting costs were the main drivers.

                    In  the  international   business,   promotion,   sales  and
                    marketing increased $1.1 million due primarily to the effect of exchange rates.

                    R&D spending increased $286,000 or 30% over the fourth quarter of 2002 and $1.1 million or 27% over the full year 2002. During 2003, the Company increased headcount and reorganized the R&D area. Clinical and regulatory successfully submitted the ICL to the FDA Ophthalmic Devices panel.

                    Other charges - there were no other charges to operating expenses in the fourth quarter of 2002 or, for that matter, 2003. For the year-to-date period, other charges were $390,000 in 2003 which consisted of patent write-downs offset by the reversal of reserves on notes to former officers and directors, most of which were subsequently collected. Other charges in 2002 were $1.5 million primarily related to subsidiary closures.
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                                                          STAAR SURGICAL COMPANY
                                                        Moderator: Douglas Sherk
                                                             03-03-04/3:30 pm CT
                                                            Confirmation #568126
                                                                         Page 14



                    Other income and expense for the quarter - other expenses for the quarter were $826,000 or increase of $719,000 over prior year quarter. Reduced equity and earnings for the CanonSTAAR joint venture of $250,000 primarily due to the launch and rollout costs of the new Preloaded injector.

                    Additionally, the Company reserved for a note receivable for $430,000 relating to a 1995 investment in a surgical center in China. Total other expense for the year was $639,000, a decrease of $147,000 over 2002.

                    Interest expense was favorable by a quarter of a million dollars. Exchange losses declined $350,000, partially offset by the note receivable reserve incurred in the fourth quarter which I just described.

                    Net loss per share for the fourth quarter of 2003 was 19 cents per share compared to 58 cents per share in the fourth quarter of 2002. Excluding the impact in the fourth quarter 2002 of the write-down of the Company's deferred tax asset, the net loss per share would have been 6 cents per share.

                    Net loss per share for the year ended January 2, 2004 was 47 cents per share compared to a 98 cent loss per share for the year ended January 3rd '03. Excluding the impact of other charges in 2003, net loss per share would have been 45 cents per share. Excluding the impact in 2002 of the write-down of the deferred tax asset and subsidiary closures, the net loss for 2002 would have been 43 cents per share.

                    Some quick balance sheet and cash flow highlights - During the fourth quarter cash flow from operating activities was $2,267,000 negative, driven primarily by the net operating loss and an $800,000 increase in inventory. The increase in inventory is primarily due to the anticipated launch of the ICL.
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                    Cash used in investing  activities was $629,000 negative and largely the purchase property, plant and equipment. The net decrease in cash for the quarter was $2,575,000. For the year-to-date period, cash used in operating activities was $4,242,000 negative due to operating loss and $1 million increase in inventory.

                    Investing activities included a $1.3 million purchase of property, plant and equipment and $3.27 million proceeds from the collection of notes receivable, for total cash generated of $2,151,000.

                    Financing activities included paying down the Wells Fargo revolving line of credit for $2.9 million, net proceeds from a private placement of $8,948,000 and proceeds from the exercise of stock options of $1,649,000. The total cash generated from financing activities was $7,685,000.

                    Cash increased $6,277,000 for the year, with cash and cash equivalents of $7,286,000 as of January 2, 2004.

                    I'll spend just a brief minute on some guidance for 2004. The guidance for 2004 excludes all U.S. ICL revenue estimates which at this point in time are conditional upon a number of variables which are uncertain. I think David explained those variables clearly in his presentation. So the guidance is going to be excluding any U.S. ICL revenue.

                    Without U.S. ICL revenue, the Company expects to achieve low double digit revenue growth in 2004. Gross margins will continue - are expected to continue to improve over 2003, while sales and marketing and research and development will have modest growth in spending but will improve as a percent of sales.
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                    Based on these factors, the net loss for 2004 is anticipated to be approximately 50% less than that was experienced in 2003.

                    Thank you. I'll turn it back over to David.

David Bailey:       Thank you John.

                    I would like now to open up for questions, Operator.

Operator:           Thank you sir.

                    Ladies and gentlemen, at this time we'll begin the question and answer session. If you have a question, please press the star followed by the 1 on your push-button phone. If you would like to decline from the polling process, press the star followed by the 2. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

                    One moment please for the first question. Our first question comes from Ryan Rauch with SunTrust. Please go ahead.

Ryan Rauch:         Good afternoon guys - just a couple quick questions.  David, can you just sort of provide us, at least qualitatively, how you felt your Switzerland audit went from the sort of third-party audit firm that you recently hired? Can you just at least walk through? Did you feel like it went well, or were there significant issues that you found or anything that might take a long time to fix?

David Bailey:       Yes,  Ryan.  I was  actually  in  Switzerland  for the audit purposefully, along with some other people from over here.
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                    We  hired  an  external  firm  that  specializes  in  ex-FDA inspectors. I was very pleased with the audit. You know, you'll always find issues and that's the purpose. You know, as I said in my preamble, the purpose of these is to dig out any and all issues. And we certainly did that.

                    In terms of the issues that we have to deal with, you know, there's some work to do. But I'm very confident that we can address those and we're working on that immediately.

                    So, yes, I was very pleased. We preempted the fact that there may be an audit which our sense of that is that there will be, as I indicated in my text. And I think we're going to be in good stead for that audit when it comes because of the audit that we had last week and the work we'll do in the interim.

                    So I'm very pleased that's behind us. We have some issues to deal with. The issues can be dealt with and will be dealt with. And we'll be in a good position for reaudit at the right time.

Ryan Rauch:         Okay and then, I mean, how are your discussions - if you can give us any more detail with the ODE. I mean, are you still feeling good about what their questions relate to with the other part of the ICL approval?

David Bailey:       Yes, I continue to believe as we've said previously that the compliance  issues will be the real  determining step in the approval  process.  Dialog  with  ODE  continues  and  we're feeling  that the  compliance  - no change  on the  previous comments  that the  compliance  issues will  probably be the real  determining  step.  And  we're  focusing  very much on those.
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Ryan Rauch:         Okay and then just a couple more quick ones - when will your
                    Preloaded IOL be approved in the U.S. And then, I mean, am I correct to assume the sales trends - you're pleased with the first couple of months of the first quarter?

David Bailey:       Yes, as I said in the text we got off to a strong start this year with the ICL in international. So I'm very pleased with that. And despite the fact that, you know, we saw some repercussions from the warning letter and yet we've had a strong first two months. So I'm hopeful that that will continue.

                    So, yes, I'm pretty pleased with that. We're looking for nice growth with the ICL this year in international and, you know, based on what we're seeing in the early weeks of the year that's looking encouraging.

                    I do believe that we're now starting to take some market share away from Artisan and the PRL. That's on the base ICL but the Toric ICL is also helping us in that regard.

                    So, I'm, you know, we have a goal of getting over 50% market share in Europe medium term and I'm looking forward to - if the trend that we're seeing at the moment continues, we'll be well on the way. So I'm very pleased with that.

Ryan Rauch:         Okay and then finally...

David Bailey:       Ryan,  sorry. I missed part of your question.  The Preloaded in the U.S.  - that's  a little  bit of a tricky  regulatory path because it's the first time we've got the  combination.
                    So that's work in process.  You will not see that this year.
                    And  it's  not - it's in the  pipeline  but it's not a major priority  at the  moment.  And the major  priority on R&D is helping with these compliance issues,  doing the three-piece
                    Collamer  with  an  injector  and  improving  our  injection systems overall. So the Preloaded will come to the U.S., but it will not be this year.
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Ryan Rauch:         Okay,  and then  finally how many direct sales people do you now have and how many total proctors? And I apologize if you gave it in your prepared remarks.

Nick Curtis:        Ryan...

David Bailey:       Let Nick answer that one.

Nick Curtis:        Hi Ryan.

                    We've got six direct proctors that were hired plus the Director of Education. And then in the one region we've gone to seven directs, three of which had been previous indirects that have become directs in that regard. And then we actually have two other territories that I've been working with the indirects and we've got sort of a hybrid where we've assisted the indirects in bringing in some additional hires to strengthen certain sales areas that they had identified.

David Bailey:       That's all part of our  efforts to make it a more  marketing driven Company but we will still have a hybrid sales force, high quality indirects, and then high quality directs.

Ryan Rauch:         Okay, thanks a lot.

Operator:           Our next  question  comes from  Joanne  Wuensch  with Harris
                    Nesbitt. Please go ahead.
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Joanne Wuensch:     Good afternoon everybody.

Man:                Hey Joanne.

Joanne Wuensch:     A  couple  of  questions  - how - where to begin - okay - it takes two months to do the audit and you aren't going to give guidance on what revenue may be with the ICL. What is your thinking of the timing of the ICL?

David Bailey:       Well,  Joanne,  let me  just  clarify  on  those  one to two months.  It takes longer to plan an  international  audit by
                    the  FDA   because   they  have  to  liase  with  the  Swiss
                    authorities. But that's why we're indicating a window of one to two months. Okay? So that's a little bit out of our control, as was their decision to actually do the audit preapproval.

                    And this is the problem with exact dates because while some things are in our control, many others are out of our control. So, you know, given what's happened, exact dates I would want to stay away from other than to say very firmly that we are working at as hard as possible on the issues that are within our control so that they don't hold up the whole process.

Joanne Wuensch:     What are you going to be doing with the six direct proctors, one Director of Education and the other indirect individuals to keep them, if you will, entertained until they have a product to sell?

David Bailey:       Well,  Joanne,  I have to say that  nobody at STAAR is being entertained at the moment. They're all working as hard as possible.

                    Now with regards to the proctor force, the first thing I would say is that they've been heavily engaged in following up the interest in the ICL with the doctors who attended the course at the AAO we had. And then they've also been organizing the courses I referred to, the next one of which is this weekend with 42 doctors attending.
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                    So that  program  along  with  pulling  together  all of the materials  that I talked about  earlier  which will be ready
                    for  launch   keeps  them   fairly   busy.   They've   also,
                    incidentally, been helping us in-house in getting some of our compliance issues resolved because all of them are very experienced in the practice and have been helping with our review of complaint files and pulling all of that together.

                    And then I think the last point is that there's a lot of interest in the Collamer IOL and the Collamer material as a result of the ICL. And so the proctors have been trained in the other products and are actively visiting and helping each of the regions with following up on that interest and with seeing doctors and following up on their general interest in the ICL and their interest on other products.

Joanne Wuensch:     So in other words it's not a  dedicated  sales force for one product that potentially could have low morale at this stage. They're actively engaged.

David Bailey:       They're very actively engaged,  Joanne, yes. Nick, would you want to add anything?

Nick Curtis:        Yes.  They've  actually  been  working  with the field sales
                    force  -  the   indirect   field   sales  force  in  further
                    identification  of the key  accounts  that we're going to be going to with the ICL and then getting  folks trained in the online ordering system,  loading exercises with the ICL, you know, things that are follow-ups to the training.
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Joanne Wuensch:     Okay,  considering your guidance for half of '03's net loss, what is your opinion on your current cash position?

David Bailey:       Joanne,  before I answer that,  you  mentioned  about John's guidance  not taking into  account  U.S.  ICL.  What I would comment on is that we stay with previous comments that we've made as it relates to the  pricing  and as it relates to the estimates  that are  already  out  there,  which  range from
                    between   5000  to  7000   unit   sales.   That  -  I'm  not
                    uncomfortable with that number but given the uncertainty and timing, I would tend to err on the lower number as opposed to the higher number. I'd give it a range that I was comfortable with. I think the indication I would give at the moment is comfortable with prior guidance on pricing. On the units I would err towards the lower range that's out there.
                    Okay?

Joanne Wuensch:     Thank you.  And then, I had a question on cash.

David Bailey:       Yes, sorry, I wanted to just cover that sort of point.

Joanne Wuensch:     Appreciate that.

David Bailey:       We  realize  that cash is,  you know,  obviously  a critical
                    resource  and  we're  carefully   monitoring  our  expenses.
                    Obviously, as John indicated, the preparations for the launch, both the ICL and the launch of the three-piece
                    Collamer in terms of this marketing campaign, have had a huge impact on our cash flow.

                    During   quarter   four,   we  invested  to  build  out  the
                    infrastructure ahead of the U.S. approval. I think that was the right decision but it's going to force us over the coming months - we're already actually started this as of January the 1st - to tighten up on expenditure in other
                    areas  to  offset  that  cash  flow  and  those   investment
                    decisions that we've made.
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                    Obviously,  you know, this is been challenging because we've got a need to invest a certain degree to address the quality issues that we must resolve in order to get the ICL approval. But the net-net is that we've tightened up in the other areas and it's our goal to manage cash on a go-forward basis so that we can launch both products using the reserves we have today. If that changes, we'll indicate that.

Joanne Wuensch:     Okay, thank you very much.

Operator:           Our next question comes from John Calcagnini with CIBC World
                    Markets. Please go ahead.

Chad: Hi, good afternoon. This is Chad in for John. He's traveling. A couple questions - in relation to the ICL in your discussions with the FDA as far as labeling, have you - can you give us any color as far as what kind of diopter range you might be looking at yet? Or is it too early to disclose that?

David Bailey:       Helene, do you want to comment on that?

Helene Lamielle:    Yes, the diopter  range will be the one that has been agreed by the panel which is minus 3 to minus 20.

Chad: Okay, and then John can you run through - you ran through kind of quickly - on the quarter-over-quarter growth for the fourth quarter in the different product lines. Could you repeat the Silicone and the Toric percentage?

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John Bily:          Sure,  let's see, we had ICL sales growth 20%.  Silicone IOL sales declined 30%. Toric IOL sales were flat. Collamer IOL sales increased 18%. STAARVisc was up 8% and AquaFlow sales declined 34%.

Chad: Okay, and then last question - obviously Ophtec got, you know, FDA panel recommendation for its phakic IOL. You know, assuming that they get approval here fairly soon, can you comment about - talk a little bit more about your guys' strategy - if any change in strategy going forward upon their approval?

David Bailey:       Yes,  I'd love to Chad.  You know,  just  picking  up on the question you asked about the diopter range. As Helene said, we're going for the minus 3 to minus 20. That was the panel approval. The panel recommendation for the Artisan was minus
                    9 diopters to minus 20.

Chad:               Right.

David Bailey:       We  actually  view - or I view  - the  competitors'  pending approval but more importantly the narrower range of approval as a very positive development for the phakic refractive market. We would anticipate that AMO, who has the marketing rights for the lens in the U.S., will put a fair amount of marketing muscle behind this product. And we believe this will have positive ramifications in the development of the whole market.

                    They've indicated a market worth $200 million a year and I wouldn't disagree with that and with them pushing it, that's
                    going  to  help.  I  think  the   narrower   range  is  very
                    interesting. The reason that came about was that although the Artisan investigators were allowed to implant the lens in cases with as little as minus 5 diopters of myopia, they chose to implant the lens in only three eyes with less than or equal to minus 7 of myopia. And in terms of the implants, they did only 33 eyes with less than or equal to minus 8. Now that was out of a total of over 1000 implants.
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                    In comparison, our investigators were comfortable implanting all but 20% of our series in myopes with less than or equal to minus 7 and one-third of our series with less than or equal to minus 8. And cases with as little as minus 3 diopters of myopia were included. And it was for those reasons that the FDA panel had sufficient data to document our safety and efficacy down to minus 3 with the ICL. And in contrast, they ended up with a minus 9.

                    So I think it's very positive for the market overall. I think the wider range for the ICL gives us a much bigger market to go after. There's approximately eight times the number of myopes - myopic eyes potentially to be treated in the ICL approval range than the Artisan approval range. But AMO's marketing muscle, I think, is only going to help develop the overall market.

                    And as you can see from what we've indicated, we're in a very good position in terms of the launch. We've got the educators in place. We've got the marketing programs there. We're not going to change from where we were going in that regard.

Chad:               Okay thanks.

Operator:           Our next  question  comes from Kate  Sharadin  with  Pacific
                    Growth Equities. Please go ahead.

Kate Sharadin:      Hi everybody.

Man:                Hi Kate.
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Kate Sharadin:      I  guess  the  first  one is I think  I  might  have  missed something when you were on Joanne's question on timing. You had mentioned something about one to two months and I know that the Swiss reaudit was in the next one to two months.
                    Correct? Were you talking about approval within the next one to two months or...

David Bailey:       No, I was just talking about the reaudit,  Kate, and in that one to two months. And I was steering away from giving an absolute prediction on approval just simply because factors such as that are out of our control.

Kate Sharadin:      Okay,  so one to two months plus  whatever time FDA needs to consider their audit?

David Bailey:       Correct, yes.

Kate Sharadin:      Okay,  okay,  is that  Swiss  plant  audit  based  on  their flexibility or is it based on what you're expecting within, you know, what you need to correct and then calling them for the reaudit? Or is it just a time they've given you?

David Bailey:       It's just a - that's the way the process goes.

Kate Sharadin:      Okay.

David Bailey:       Because they need to negotiate with the Swiss authorities to go into the facility so it takes them time to set up.

Kate Sharadin:      Okay.  All right.  And Dave, or maybe Nick I'm not sure, now that you've got a lot of  physicians  through  the  training process and that are still coming in, I'm  assuming  there's been  discussions  with these  people.  Do you have a sense, particularly  with the ones that  have  been  trained - what kind of patients  do they think that they can see?  I've got to think  somebody's  been having  conversations  about what they think and what the expectation might be. I'm not asking you to say  specifically,  but if we  could  - help us get a feel for those people - you know, we've talked to a few that are, you know, very optimistic. But what's the sense on, you know,  types of patients,  numbers of patients,  maybe on an annual basis that they think that they can treat.
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Nick Curtis:        That's  interesting  Kate.  Most of the practices that we've talked to have said that 7 to 12% of the patients that come through their offices that are initially interested in Lasik
                    - and as a result of their marketing turn out to be non-candidates for Lasik that they end up having to turn away right now. A lot of the higher volume refractive practices have actually been keeping a waiting list and I know several practices that have, you know, a waiting list of patients that might number as few as five patients and might number as high in two instances of over 300 patients.

Kate Sharadin:      Okay.

Nick Curtis:        And so, you know, it really runs the gamut  depending on the size of the practice in that regard. Now, converting those patients after the fact may or may not be that easy. But nonetheless it's pretty encouraging to see practices that have any, you know, have up to 300 patients or more where they've got on a waiting list.

                    If  7  to  12%   of  the   patients   coming   through   are
                    non-candidates for Lasik, we've gone through in other instances initially looked at those on a monthly basis and said, "How many of those?" I looked at one practice where 200 patients had come through in the month that were non-candidates for Lasik and 80 of those patients were actually candidates for - this is one specific practice now
                    - and 80 of those candidates - of those folks were actually candidates for the ICL. Now those are patients that they're not capturing now at all.
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                    The  other  exciting  for us is that  getting  the  range of approval that we're going to be expecting here is that, you know, a lot of the practices are looking at possibly converting approximately 10 to 15% of their existing volume over because those candidates - or the patients that they're working with right now on the Lasik side - perhaps require high percentages of retreatments and more chair time and they view the ICL as a good alternative for those.

David Bailey:       Yes,  and Kate,  just to  emphasize - we believe that to get
                    anywhere   near   that  kind  of   conversion   you  need  a
                    state-of-the-art technology with state-of-the-art surgery with no induced astigmatism. And with the range of approval we're looking at the ICL, that's why we believe we'll have such a really good chance of getting an effective share of that market.

                    And obviously that'll increase as you get a Toric approval. Because as you go up the range of diopters, more and more patients have that astigmatism that you can treat.

Kate Sharadin:      Okay,  how about - do you have a sense of  within  that same physician group any discussion  about, you know,  candidates that are eligible for both - I mean, a good Lasik  candidate that maybe some might  believe would just simply be a better procedure for - with an implant I guess.  I can see the sort of weeding out the ones that  aren't  good Lasik  candidates for a number of reasons, obviously diopter refractive range, corneal  thickness and stuff like that. But what about just,
                    "Yes,  I've got  patients  that are  eligible for both and I really  think that,  you know,  in this  category  patient I would prefer to use an implant." Any of that kind of...
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Nick Curtis:        Yes,  Kate,  I'm sorry if I wasn't  clear on that.  The last statement I made was is that, you know, the average practices are looking at probably 10 to 15% of their existing, you know, volume to be really strong candidates for this particular procedure.

Kate Sharadin:      That would also be candidates for Lasik?

Nick Curtis:        Yes.

Kate Sharadin:      Okay.

Nick Curtis:        Initially.

Kate Sharadin:      Okay great.

Nick Curtis:        Obviously, as surgeons get experience with the procedure and feel comfortable with the results, you know, that has the potential to expand because they can bring, you know, bring the range that they're - the thing that's nice about our extended range here is that they have the ability to offer it to the lower diopter patients.

Kate Sharadin:      All right.  Okay.

David Bailey:       Yes,  I think the key is without an  alternative,  Kate,  as we've seen in Europe before they had the  alternative,  they tend to push the  limits  of  Lasik.  So once  they  have an alternative  which is state of the art, then there will be a certain  conversion  and  then  it  will  settle  down  as a complementary  technology  and the doctor will choose  which one's better for that individual patient.
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Nick Curtis:        Just one last comment too is that the average  price charged to the patient for Lasik has risen in the last quarter of the year and continues to rise, which bodes well for us, you know, with an alternative new technology that obviously is going to, you know, have some costs to the patients. And with the advent of custom cornea and intra-Lasik procedures, the cost of Lasik to the patient has risen so there's less of a barrier given this as an alternative.

Kate Sharadin:      Okay thanks and Dave you  mentioned - you talked  about some market share gains and is that just, you know, specific centers over in Europe? Can you talk a little bit more about maybe how many accounts you've won or where your market share is? You said 50% would be an ideal target.

David Bailey:       Yes, I mean,  I'd like to get to a 50%.  It'll take a little while to do that, Kate, because we obviously have to reposition ourselves in Europe and then we have the Toric coming out, etc. But we're seeing some nice success in individual accounts with high volume people in Europe. For competitive reasons I don't want to give too much away. But
                    I was over  there  for the  audit  and  obviously  I visited
                    Germany at the same time because that represents a big chunk of our business. And we're having some nice success. I'm pleased.

                    One thing that's helping is that the AMO core markets, the Artisan lens in Europe, was Ophtec. And so they're busy stealing business away from one another and that leaves fertile ground for us. And we're seeing some nice gains and we're seeing good adoption of the Toric ICL in some high volume practices and that product, the results are outstanding as we saw at the winter ESCRS meeting which was in Barcelona in January. We had some presentations there and the results are just so good with our product.

                    And, you know, when you review the Ophtec panel, there was quite a lot of induced astigmatism. And then over the three years there was quite a lot of increasing astigmatism. And some of the conversions we've had in Europe is because the people who are using the Artisan in a high volume center have to do a Lasik astigmatic procedure to correct that astigmatism. That adds costs. It reduces profitability and it increases hassle. So we go along and offer them a product where they can do one surgery to correct the two disorders and that becomes very attractive. So we've had some high volume conversions because of that.
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Kate Sharadin:      Okay,  John, maybe you've got this. Your 20% increase in ICL
                    - I'm guessing that's revenue contribution. Do you have a unit growth?

John Bily:          I would say that would be roughly the same, David?

John Bily:          I don't have units on my sheet.

Kate Sharadin:      Okay, we would just expect it to be parallel.

David Bailey:       The  revenue  for ICL for the full year grew 31%. It was the
                    Collamer sales that were up 20%.

Kate Sharadin:      I'm sorry, yes.

David Bailey:       So the units would have been up about the same.

Kate Sharadin:      Okay.

John Bily:          Yes,  there  is  absolutely  no  currency  in the ICL  sales numbers that I quote.

Kate Sharadin:      Okay, that's kind of where I was going.
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David Bailey:       So units up about the same and in the first two months we're seeing a much higher figure rate of growth, Kate.

Kate Sharadin:      Okay and just lastly just on Helene's comment on the minus 3 to minus 20 diopters, was that - I know that's what you're going for and there was a question on sort of what you're seeing. Is there a comfort there or just in the labeling discussions do you have some visibility that that should come through for you?

Helene Lamielle:    The diopter range has not been  questioned by the ODE, so we have no concern with this regard.

Kate Sharadin:      Okay.  Thank you.

David Bailey:       Thanks Kate.

Operator:           Our next  question  comes  from  Jayson  Bedford  with Adams
                    Harkness & Hill. Please go ahead.

Jayson Bedford:     Hi, good afternoon guys.  Can you hear me?

David Bailey:       Good afternoon Jayson. Yes, we can hear you fine.

Jayson Bedford:     Okay,  perfect.  Just on the  guidance - I know you  haven't assumed any impact from U.S. ICL sales but you've assumed, you know, some ICL-related spending. I'm just wondering upon approval what's the incremental spend to launch the product, you know, beyond your current guidance? I'm just trying to figure out the contribution margin upon approval.

David Bailey:       Nick spent all the money he needed in quarter four. He's all set to go, Jayson.
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John Bily:          The lion's share let's say.

David Bailey:       Yes,  there's a lot of up-front costs which Nick absorbed in quarter four. You know, we talk about the patient programs, I mean, there is some additional variable but a lot of that was up-front expense to get ready. So...

Nick Curtis:        We  spent  probably  two-thirds  of what we need to spend in that regard in the fourth quarter. A lot of this now is just completion of the programs that we had already had well underway and that we primarily funded already.

Jayson Bedford:     Okay,  so,  pretty much  anything - any ICL sales - float to the bottom line just, you know, less the cost of goods.

Nick Curtis:        We've got commission expense.

Jayson Bedford:     Okay.

David Bailey:       Yes, you've got a commission expense, Jayson.

Jayson Bedford:     Okay,  that's fair.  And then you mentioned  740  physicians performing the procedure by year-end.  I think you mentioned
                    680 need to be proctored. Is that implying that the other 60
                    don't  need  to  be  -  don't   need  to  go  through   that
                    preceptorship process and can they start performing the procedure immediately upon approval?

Nick Curtis:        Yes,  that's  right  Jayson.  And we just wanted to clarify.
                    It's  not 740 - it would  be 740  trained  at the end of the year - 680 requiring proctoring.  The other doctors would be in a position to begin doing surgery immediately.
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Jayson Bedford:     And what's the turnaround time in terms of approval? Can you
                    - can those guys start up the next week? Do you have any inventory built?

David Bailey:       The 60 - you know,  the  difference  between the 740 and the
                    680 - they could start as soon as we got them inventory.

Man:                Yes.

David Bailey:       The 680 - the real  determining  step is how quick  Nick can get his proctors around with them to do two surgeries each.

Nick Curtis:        We're going to have a proctoring  requirement  of, you know, four to five eyes. And so they'll get the four to five eyes and we'll get the proctors in there to proctor them on those eyes.

David Bailey:       Yes, thanks Nick.

Jayson Bedford:     So those 60 will have to go through that process?

Nick Curtis:        No, the 60 will be ready to roll.

Jayson Bedford:     I'm sorry, okay.

Nick Curtis:        They've already done; they're mostly investigators.

Jayson Bedford:     Okay, sounds good. And then Nick, maybe you can answer this.
                    In terms of the average number of procedures for one of those 60 physicians, you know, per quarter or per month.
                    What would you see kind of a run rate there?

Nick Curtis:        That's a tough question, Jayson.
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David Bailey:       It's  so  variable  by  the  individual  physician  and  the practice.

Nick Curtis:        Yes,  I mean,  to be  honest a few of those 60 may only do a couple. And several of those 60 more than likely are, you know, some of these ones that have the waiting lists of patients and they've got a fair experience with the product right now and...

Jayson Bedford:     Okay.

Nick Curtis:        They would have a fair number to do.

Jayson Bedford:     Okay, and then just switching  gears.  David,  you mentioned there's some confusion in the international market due to the FDA warning letter. What's kind of been the reception from your customers to the warning letter?

David Bailey:       I think the  confusion  was caused by the  interpretation  -
                    some  of  the  news   wires   picked  it  up  this  way  and
                    unfortunately - that the warning letter was talking about complications related to the ICL. And it wasn't. It was talking about complications related to our IOLs. And that was - for example, in Korea we immediately had a reaction that said, "What's the problem with the ICLs?" And we had to furnish, you know, explanation and information.

                    Canada, where we've been selling Toric ICLs under the waiver system stopped allowing their doctors to order those Toric ICLs - a relatively low volume but they stopped them doing that for a little while. And in discussions with them, Helene managed to allay their concerns and they've now opened that up again.
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                    So we saw a little bit of interruption  but we've managed to deal with most of that. I mean, as a consequence we saw Korea not decline in the first eight weeks of the year but roughly stay flat with the first eight weeks of last year. And we expect that to change now. And we saw a similar thing with Canada as a result of the Toric.

                    So we've seen a little bit of an impact but once we get to the people, we explain our situation and they realize that it wasn't related to complications with the ICL, it tends to move forward and open up again. So that's what I meant when I said misunderstanding.

Jayson Bedford:     Okay,  so it  seems  pretty  specific  to the  international market.

David Bailey:       Definitely and they're isolated  incidents and we'll be able to deal with it.

Jayson Bedford:     Okay, that's great.  Thanks guys.

Operator:           Our next  question  comes from Larry  Haimovitch  with HMTC.
                    Please go ahead.

Larry Haimovitch:   Good afternoon, gentlemen.

Man:                Hi Larry.

Larry Haimovitch:   Nick, I wanted to just clarify your sizing of the market.  I thought  you said 7 to 12% - in  talking  to your  doctors I thought you said 7 to 12% of their  current  Lasik  patients could  automatically  be seen as phakic IOL patients because they either have corneal pathologies which prevent them from doing  Lasik or they're  above the ideal  range for Lasik in terms of the dioptric range. Was that correct?
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Nick Curtis:        Excuse me, I actually said up to 7 to 12% of the patients as a result of their marketing that are coming into the practice they're presently having to turn away because they can't do anything with. And I said that they were looking at targeting 10% of their patients as patients of the existing
                    Lasik business patients that they will consider to be strong candidates for this that they would be offering this right away from the get-go.

Larry Haimovitch:   Okay, so 7 to 10% of their  patients who come in the door in response  to a  marketing  campaign  are being  turned  away
                    because   either   their   dioptric   range  is  too   high,
                    particularly   for  custom  Lasik,   or  they  have  corneal
                    pathologies.

Nick Curtis:        Yes, cornea's too thin, pupil's too large, you know.

Larry Haimovitch:   And what was the second thing?  Ten percent of...

Nick Curtis:        Ten  percent  of their  existing  - of cases that they would have traditionally done Lasik on that they could see offering this right now as a very strong alternative.

Larry Haimovitch:   Okay,  so in other words these two numbers sort of correlate pretty well then? They're turning away 7 to 10% and they can see that 10% of their Lasik business could be phakic.

Nick Curtis:        Well, a lot of it is just indicative of the attitude.

Larry Haimovitch:   Yes,  okay.  David,  question for you - I realize  obviously with  dealing  with FDA that  it's such a  difficult  thing.
                    Qualitatively, can you kind of guide us a little bit on your thinking about - you said - basically  you're saying be very conservative  with  the ICL in terms of what you put in your models. Are you taking a particularly conservative viewpoint here given that it's so uncertain  that you'd rather  people not  expect  much  and  hopefully  be  pleasantly  surprised sometime  toward the end of the year or maybe fourth quarter or something  like that? Is that kind of your stance - let's take a very  conservative  view  here  and not  plan for too much?  And in addition to that,  you know,  let's not budget for too much ICLs  because  then we might  spend  more money
                    than  we  might   otherwise  do.  Is  that  a  fair  way  to
                    characterize your thinking?
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David Bailey:       Not really Larry.  My thinking is more - certain  things are out of our control even though other things we can deal with and we can manage in terms of timelines. So it's very difficult to put an absolute timeline. And the emphasis, as I said in the text - in my opening remarks is on a successful reaudit in a timely manner and we'll push that as hard as we can rather than a premature audit.

                    So in terms of our modeling, you know, we've got sales forecasts that ran out from January and February and March. So I'm not particularly trying to be conservative on the forecasting because we've got it set up on all of those scenarios so that we can watch our expenditure carefully. It really just is recognizing that some of these items are out of our control and, therefore, timelines, despite our very, very best efforts, are unpredictable at times.

Larry Haimovitch:   What  could you  imagine is the best case  scenario  for you time-wise? If everything fell into place just as you just kind of hoped in your - if not your wildest dreams at least some reasonable dreams, can you sort of bracket some times about when you could get an approval?

David Bailey:       Larry,  I really don't want to go there  because,  you know, it's so  multi-factorial.  We're  really just  focused - the whole  organization  is focused both in Switzerland and here on getting us in a very  strong  position  for  reaudit  and looking at every and all items within the  Company.  Because investors  should  remember that reaudit can cover any area, not just  those  areas  that were  covered  in the  original inspections.
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                    So, you know,  we're  really  just  focused on that  because that's what we can control. And having had these audits, I've very pleased we got the external people in. They've given us excellent direction. We'd already completed a lot of things. We can now finesse our plans and we'll do that after this audit is complete this week. And I'm very pleased with the way the organization has mobilized behind those efforts. I'm very pleased with the focus we've got and I'm very pleased with the way and the extent that people are working to make sure that we get ready and that we can move forward as quickly as possible. It's just that the absolute date is very difficult.

Larry Haimovitch:   Okay,  let me try a question a little  bit  different  then.
                    Between the international audit and the domestic reaudit, where do you have more concerns? What area do you think is a little scarier for you - a little riskier for you?

David Bailey:       Well, the second audit here is underway as we speak,  Larry, so it would be premature of me to comment on that.

Larry Haimovitch:   So are you  saying  you're  right  now in the  midst  of the domestic reaudit? Did I understand that correctly?

David Bailey:       No, not - yes, you  understood it  correctly.  We are in the midst of an audit. But it is by a private, external company that we've engaged...

Larry Haimovitch:   Sure.
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David Bailey:       ...to help us prepare for the formal FDA reaudit.

Larry Haimovitch:   It's your dry run before the FDA actually comes back in.

David Bailey:       Yes, thanks Larry. I just wanted to make that very clear.

Larry Haimovitch:   No, thank you for clarifying it.  So...

David Bailey:       We are in the middle of that, yes.

Larry Haimovitch:   Right,  so assuming  that goes well, I would assume the next step domestically, David, would be to call the FDA and say, "Folks, we're ready when you are." Is that correct?

David Bailey:       I think  there's - as I said in my remarks,  Larry,  I'm not trying to avoid your question...

Larry Haimovitch:   No, that's okay.

David Bailey:       ...I said we have done a lot of work.  We then wanted  these external companies in to see what else we needed to address.
                    We need  then to sit down and look at that and  address  it.
                    And then when, as a result of all that, we're comfortable that we are in compliance, and that means to cover other areas where we were audited by the FDA originally, then we'll make that decision.

                    And we are pushing as hard as possible, and I think this one needs to be my last words on the subject - we're pushing as hard as possible internally to get to that point as quickly and expeditiously as possible. But the emphasis is on a
                    successful   reaudit  in  a  timely  manner  rather  than  a
                    premature audit.
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Larry Haimovitch:   No, I understand, but just to clarify. I'm sorry. I hope I'm not beating this horse completely dead and making you completely crazy. I'm not trying to do that. Just to understand this, so while you do this the outside party comes in, does the audit for you. You do your internal work. At some point, you as an organization, with you at the top David, will say, "Okay, folks, I think we're ready now for the FDA to come back." A, is that correct? And, B, then you'll pick up the phone and say, "Hello FDA, we're ready for you when you're ready to come."

David Bailey:       Absolutely right and we've got  confirmation  from the local office of when we do that, they'll work with us to try to do that reaudit in an expeditious manner.

Larry Haimovitch:   Okay, assuming that reaudit goes well and assuming then that the Switzerland audit goes well and assuming that Washington is finishing all the labeling, at that point you can get an approval.

David Bailey:       Correct, yes.

Larry Haimovitch:   Okay. I thought I understood it all, David, but you know the
                    FDA is very complicated. I just wanted to be sure 100% that I understood it. Thanks for taking the time to walk us - walk me through it.

David Bailey:       No problem,  Larry,  and we're  working  hard to tick all of those things off.

Larry Haimovitch:   I know you are.  Thanks again.

David Bailey:       I'm very confident we can do it.
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Larry Haimovitch:   Great, thank you.

Operator:           Our next  question  comes  from  Tyson  Halsey  with  Halsey
                    Advisory Management. Please go ahead.

Tyson Halsey:       I've got a couple quick questions.  First one has to do with the  pricing  of Lasik and you just said that it seems to be going up.  And  because  there  have  been some  conflicting reports as to  whether  or not the $400 Lasik was  perhaps a problem and I've heard other  things to suggest that Lasik's really all in is around $1500-$1700.  And I guess ultimately
                    - the second part of that  question is what do you think the
                    per   procedure   profit   might  be  for  doctors  who  are
                    considering this and compared to, let's say, Lasik.

Nick Curtis:        Okay, Tyson, you've asked a couple of questions on different levels. I think to address the first - the second question actually in terms of what the per profit. You know, the different - we've targeted different groups of physicians - those that own their own ambulatory surgery centers, those that are accessing an ambulatory, somebody else's ambulatory surgery center, and perhaps those that are choosing to do this in an in-office suite or will convert their laser suite to doing this. The profit obviously is directly related to which of those scenarios they fit and what their costs are involved in doing that and ultimately what are they going to ultimately charge to the patient on that. But I think it would be reasonable to say that on an average basis it probably would be over $1000.

Tyson Halsey:       There also is an  argument  that the ICL may not have a huge market or a large  market or has no  market  based  upon the assertion  that it will be used  repeatedly and that there's cumulative  endothelial  cell loss. Is your expectation that you put it in one time only and then  perhaps  down the road there will be other  procedures or  modalities  that will be utilized?
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David Bailey:       Tyson,  nobody's ever hit me with that there's no market for the ICL. The only debate is over how big the market is. And as I've said on previous occasions, what everybody seems to define as a niche is a nice market for STAAR Surgical. If you work the numbers that Nick talked about, and Nick's very close to it because he's seen these surgeons every day, that's significantly more than a niche.

                    So, you know, from a market point of view, we're very confident that there's a nice market in the U.S. We also believe that it's good that a big player like AMO believes that there's a market and their numbers are a value of $200 million. And that's very nice and I don't think it's a niche.

                    So just to pick up your point, nobody - we haven't heard anybody argue no market. The only argument over is how big.

                    And then, as Nick said, I think, you know, I don't think there's any such thing as $400 Lasik. That's a bait and switch. You know, get you in the door and they'll...

Nick Curtis:        It's  sort  of the  up-sell.  It's  more  of  the  classical consumer up-sell in that regard,  Tyson. We see very few. In fact, the market scope data and some of the other  marketing data  that's out there  looked at a Lasik  price  average of just  under  $1800  per  eye on  conventional  Lasik  and an additional $360 per eye on custom Lasik with Intralase. So -
                    which would give it, you know,  over the $2000 per eye range in that regard for custom Lasik.
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David Bailey:       But Nick, if you went - I think it's fair to say it you went to a representative sample of our ICL trial list who also do Lasik or you took the large volume Lasik people that we've talked to, their average price is more for Lasik. They charge more than $2100 and they're tending to push that up if you think about some of the larger volume guys.

Nick Curtis:        Yes, definitely.  I mean I think...

David Bailey:       For an average it's $2100 but certain target population they charge a lot more than that.

Nick Curtis:        Right.

David Bailey:       Tyson, does that answer your question?  Or we...

Tyson Halsey:       One  last  one and  this is very  complex  for  people  like myself. My understanding is that there's sort of a bell curve distribution of myopia in the U.S. And when you talk about minus 9 to minus 20 and minus 3 to minus 20, I understand that there is a significant market differential.
                    All things being equal, not the other restrictions applied to Ophtec, how large is that market differential - minus 3 to minus 20 versus minus 9 to minus 20?

David Bailey:       It all depends on penetration but I think the answer to that question is what I said earlier. Between those two approval ranges, minus 3 to minus 20, minus 9 to minus 20, there's eight times more patients in the minus 3 up to minus 9 than there is in the minus 9 to minus 20 range.

                    As a rule of thumb, as you come down from minus 20, each group of patients is equal to everything else above it. So in minus 10, that's equivalent to the minus 11, 12, 13, 14 added up. So as you come down in myopia, each category on that bell curve is equal to the sum of all of the categories above it. But obviously then the key question becomes what's the penetration? And as you go lower down, you know, clearly surgeons will choose Lasik, so the penetration will be lower. But there's a lot more patients. So there's two factors there, Tyson.
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Tyson Halsey:       Thank you both very much and good luck.

David Bailey:       Thanks Tyson.

Operator:           Ladies and gentlemen, if there are any additional questions, please press the star followed by the 1 at this time. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers.

                    Our next question comes from Kate Sharadin with Pacific Growth Equities. Please go ahead.

Kate Sharadin:      Hi, I know you guys want to  probably  wind up and I'm sorry that I opened up this can of worms on this  whole 7, 12, 10%
                    thing  but I just  wanted  to ask - this  is  kind of a math
                    question   -  I'm   looking   at   this   as  two   distinct
                    opportunities. One is currently 7 to 12% are having to walk away because there's no treatment for them.

Man:                Correct.

Kate Sharadin:      And then your second  comment of we would be able to convert
                    10% of our patients that do have access to treatment, correct?

Man:                Yes.
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Kate Sharadin:      So essentially you have - you can look at - would it be safe to say we could look at the existing Lasik procedures and assume they represent, you know - if this were sort of standard across the board with everybody - 88 to 93%, we would get 10% of that plus the folks that aren't being treated?

Nick Curtis:        Well,  you know,  that's  assuming that the 7 to 12% are all candidates for ICL, which I made an example of a customer that I had talked to and about 40% of those patients in the
                    - that fell into that 7 to 12% range for that one month that we looked at would have been candidates for an ICL.

Kate Sharadin:      Okay.

Nick Curtis:        So, you know,  you're not going to capture 100% of that 7 to
                    12% of those patients because some of those patients are going to fall out. I mean, there may be a patient that walks in that thinks that they're a candidate for Lasik and they find out they've got a cataract. So they're not a candidate for the procedure - ICL or Lasik.

Kate Sharadin:      Okay,  so find the number that that  represents  and we take
                    40% of that.

Nick Curtis:        Again,  that was just one  example,  but,  hey,  if we could capture - the point is actually is that if we could  capture
                    25% of that, that would be a very significant number.

Kate Sharadin:      Right.

Nick Curtis:        Or cut it  down  even  from  that  -  that  would  be a very significant number for us.

Kate Sharadin:      Okay.
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David Bailey:       It would also significantly improve the profitability of the practice, Kate, because they've spent marketing dollars...

Nick Curtis:        That's right.

David Bailey:       ...to  pull  those  patients  in and then they  don't have a treatment for them.

Kate Sharadin:      Okay, thanks very much you guys.

Operator:           Mr. Bailey, there are no further questions.  Please continue with your concluding remarks.

David Bailey:       Great,  thank you very much.  And we appreciate  everybody's input.

                    Overall, our goal is to build a strong and growing refractive implant franchise based on the VISIAN implantable contact lens. And we're looking to build a business with revenues accounting for approximately 45% coming from that lens within a three-year horizon.

                    The FDA approval is critical to that goal. It's the number one activity at STAAR at the moment. But in the meantime we'll also continue to build our cataract franchise by building on the insertion technology that we have. That's well underway in international where we'll be focusing on the Preloaded. And as we are successful in the U.S. to bring out the Collamer three-piece lens with its injection system, that will allow us to start growing in the domestic market again.

                    We've achieved a lot in '03. We believe that against those objectives we can achieve a lot more in '04 and we look forward to keeping you updated on progress.
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                    Thank you for attending the STAAR year-end call.

Operator:           Ladies and  gentlemen,  this  concludes  the STAAR  Surgical
                    Fourth Quarter of 2003 Earnings Conference Call. If you would like to listen to a replay of today's conference, you may dial 303-590-3000 or you may dial 1-800-405-2236 and enter the access number of 568126.

                    Once again, if you would like to listen to a replay of today's conference, you may dial 303-590-3000 or you may dial 1-800-405-2236 and enter the access number of 568126.

                    Thank you for participating. You may now disconnect.


                                       END